EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 29th day of March 2017, by and between Sunworks United Inc., a California corporation (“Company”), and Charles Cargile, an individual (“ Executive”), and is made with respect to the following facts:

R E C I T A L S

A. The Company and the Executive wish to ensure that the Company will receive the benefit of Executive’s loyalty and service during Executive’s tenure and that the Executive will be appropriately treated and compensated for services rendered.

B. The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Employment of Executive and Duties. The Company hereby hires Executive and Executive hereby accepts employment upon the terms and conditions described in this Agreement. Executive shall be the Chief Executive Officer of the Company. Executive shall report directly to the Company’s Board of Directors. In such position, the Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Board of Directors which duties, authority, and responsibility are consistent with the Executive’s position.

2. Time and Effort. Executive agrees to devote his full working time and attention to the performance of the Executive’s duties hereunder, including but not limited to, managing all aspects of the Company’s day to day operations and strategic direction.

3. The Company’s Authority. Executive agrees to comply with the Company’s reasonable rules and regulations as adopted by the Company’s Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement. Executive shall promptly notify the Company’s Board of Directors of any objection he has to such officer’s directives and the reasons for such objection.

4. Obligations with Former Employers. Executive confirms that he has not violated, nor will he violate, any confidentiality obligations he may have with any former employer.

5. Term of Agreement. This Agreement shall commence to be effective as of the date of this Agreement (the “Commencement Date”), and shall be considered to be a contract for employment “at-will” as that term is defined under California law and consistent with section 2922 of the California Labor Code. Either party may terminate this Agreement at-will.

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6. Confidential Information: Nondisclosure Covenant.

6.1. Confidential Information: As used herein the term “Confidential Information” shall mean all customer and contract lists, records, financial data, trade secrets, business and marketing plans and studies, suppliers, investors, financing sources, manuals for Executive and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by Company in the course of its business and which is not known by or readily available to the general public.

6.2 Nondisclosure Covenant: Executive acknowledges that, in the course of performing services for and on behalf of Company, Executive has had and will continue to have access to Confidential Information. Executive hereby covenants and agrees to maintain in strictest confidence all Confidential Information in trust for Company, its successors and assigns, and to disclose such information only on a “need-to-know” basis in furtherance and for the benefit of the Company’s business. During the period of Executive’s employment with Company and at any and all times following Executive’s termination of employment for any reason, including without limitation Executive’s voluntary resignation or involuntary termination with or without cause, Executive agrees to not misappropriate, utilize for any purpose other than for the direct benefit of the Company, or disclose or make available to anyone outside Company’s organization, any Confidential Information or anything relating thereof without the prior written consent of Company, which consent may be withheld by Company for any reason or no reason at all.

6.3 Return of Property: Upon Executive’s termination of his employment with Company for any reason, including without limitation Executive’s voluntary resignation or involuntary termination with or without cause, Executive hereby agrees to immediately return to Company’s possession all copies of any writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Executive’s possession or control. Executive further agrees that, upon the request of Company at any time during Executive’s period of employment with Company, Executive shall promptly return to Company all such copies of writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Executive’s possession or control.

6.4 Rights to Inventions and Trade Secrets: Executive hereby assigns to Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Executive solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice during his employment with Company. All original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s services hereunder and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

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7. Non-interference and Non-solicitation Covenants: In further reflection of the Company’s important interests in its proprietary information and its trade, customer, vendor and Executive relationships, Executive agrees that, during the 24-month period following the termination of Executive’s employment with Company for any reason, including without limitation Executive’s voluntary resignation or involuntary termination with or without cause, Executive will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, (a) interfere with any contractual or other business relationships that Company has with any of its customers, clients, service providers or materials suppliers as of the date of Executive’s termination of employment, or (b) solicit or induce any Executive of Company to terminate his/her employment relationship with Company.

8. Compensation. During the term of this Agreement, the Company shall pay the following compensation to Executive:

8.1 Annual Compensation. Executive shall be paid a base salary of three hundred thousand dollars ($300,000.00) payable bi-weekly in 26-equal amounts. Executive’s position is a regular, fulltime position classified as “exempt” and thus Executive is not eligible for overtime compensation.

8.2 Bonus: For each fiscal year of Executive’s employment hereunder, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board and shall be subject to the terms of the Company annual bonus plan under which it is granted. In addition in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year that Annual Bonuses are paid. Notwithstanding anything to the contrary herein, for the fiscal year ending December 31, 2017, the Executive, shall be paid a minimum Annual Bonus equal to 3% of the GAAP operating profit as reported in the Company’s annual report on Form 10K (less GAAP operating profit for Q1 2017); provided however the Annual Bonus shall not be lower than the highest bonus paid to other members of the Company’s executive team (not including sales commissions).

8.3 Equity Awards. In consideration of the Executive entering into this Agreement, on the date hereof, the Company will grant to Executive a restricted stock grant of 500,000 shares under the Sunworks, Inc. 2016 Equity Incentive Plan (the “Plan”), one third of which shall vest on the one year anniversary of the grant and the balance shall vest in twenty four equal installments. All other terms and conditions of such award shall be governed by the terms and conditions of the Plan and the applicable award agreement.

8.3 Benefits. So long as Executive is employed by the Company, the Executive shall participate in employee benefit plans provided by the Company to its employees serving in similar employment capacities, as determined from time to time by the board of directors of the Company or any compensation committee of the board of directors, if any, and on terms at least as favorable to Executive as are offered to such other Executives.

8.4 Compensation Review: At the end of the current fiscal year, Executive’s compensation package shall be subject to review and adjustment.

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9. Reimbursement of Expenses: The Company shall reimburse Executive for the reasonable travel and other expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement. Executive’s approved reimbursable expenses shall be paid by the Company in cash within a reasonable time after presentment by Executive of an itemized list of invoices sufficiently describing such expenses. All compensation provided in Sections 8 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law. Expense reimbursements will not be subject to withholding.

10. Assignability of Benefits: Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company. Except as provided by law, payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Executive, nor shall the Executive have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder.

11. Notice. All notices and other communications required or permitted hereunder shall be in writing or in the form of email, facsimile or letter to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice outside of normal business hours, and can be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, email or facsimile (as provided above) addressed (a) if to the Executive, at the address for such Executive set forth on the signature page hereto or at such other address as such Executive shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman of the Board, or at such other address as the Company shall have furnished in writing to the Executive.

In case of the Company:

CONFIDENTIAL

Sunworks United Inc.

1030 Winding Creek Road, Suite 100

Roseville, CA 945678

Attn: President / CEO

In case of the Executive:

The address listed below

signature to this Agreement.

12. Attorneys’ Fees: In the event that either party resorts to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such suit.

13. Entire Agreement: This Agreement embodies the entire understanding among the parties and merge all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties to this Agreement.

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14. No Verbal Change/Amendment: This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by mutual consent of the parties.

15. Severability: In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

16. Applicable Law: This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of California.

17. Successors and Assigns. Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	SUNWORKS UNITED INC.
a California Corporation

	By:	/s/ James B. Nelson
Chairman of the Board

EXECUTIVE:		/s/ Charles Cargile
Charles Cargile

Street Address

City, State and Zip Code

Telephone Number:
Facsimile Number:
Email Address:

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